Exhibit 99.1

ePlus Reports Third Quarter and Nine Month Financial Results and Announces a 2 for 1 Stock Split

Third Quarter Ended December 31, 2016
•	Net sales increased 9.4% to $326.7 million; technology segment net sales increased 10.0% to $318.3 million.
•	Adjusted gross billings of product and services increased 9.8% to $432.4 million.
•	Gross margin on sales of product and services and consolidated gross margin both expanded 110 basis points to 20.7% and 22.6%, respectively.
•	Diluted earnings per share increased 29.3% to $1.81. Non-GAAP diluted earnings per share increased 30.8% to $1.91.

Nine Months Ended December 31, 2016
•	Net sales increased 10.1% to $996.6 million; technology segment net sales increased 10.9% to $972.5 million.
•	Adjusted gross billings of product and services increased 13.8% to $1.32 billion.
•	Gross margin on sales of product and services and consolidated gross margin both increased 80 basis points to 20.5% and 22.4%, respectively.
•	Diluted earnings per share increased 20.5% to $5.71. Non-GAAP diluted earnings per share increased 20.7% to $5.90.

HERNDON, VA – February 2, 2017 – ePlus inc. (NASDAQ NGS: PLUS – news), a leading provider of technology solutions, today announced financial results for the three and nine months ended December 31, 2016.
Management Comment
"We continue to report sales growth that outpaces the market rate of IT spending by focusing on our key strategic objectives of driving transformative solutions, and producing the best business outcomes for our customers," said Mark Marron, president and chief executive officer.  "The gross margin expansion we experienced in the third quarter was due, in part, to an improved product mix of higher margin products and services, as well as traction with higher margin emerging vendors.  We are pleased that our performance enabled us to report solid earnings growth that exceeded revenue growth, even with the costs of integrating our most recent acquisition and bringing on additional headcount to support future growth.
"Our year-to-date results reflect solid execution on our business plan to drive organic growth through a focus on providing customized solutions that address the most pressing needs of our client base.  In particular, the sales volume of security products and services increased at a double-digit rate in the first nine months of fiscal 2017, and accounted for 16.7% of adjusted gross billings of product and services. Additionally, sales growth benefited from capturing additional IT spend among our larger customers," Mr. Marron noted.

ePlus Announces a 2 for 1 Stock Split
The Company also announced today that its Board of Directors has declared a two-for-one split of its Common Stock.  The stock split will be in the form of a 100 percent stock dividend payable on March 31, 2017, to shareholders of record at the close of business on February 16, 2017. The Company expects its Common stock will begin trading at the split-adjusted price on April 3, 2017. All share and per share amounts reflected herein are prior to the stock split.
Third Quarter Fiscal 2017 Results
For the third quarter ended December 31, 2016 as compared to the third quarter of the prior fiscal year ended December 31, 2015:
Consolidated net sales rose 9.4% to $326.7 million, from $298.6 million.
Technology segment net sales rose 10.0% to $318.3 million, from $289.4 million.
Adjusted gross billings of product and services increased 9.8% to $432.4 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.
Financing segment net sales decreased 10.0% to $8.4 million, from $9.3 million due to lower portfolio earnings and transactional gains.
Consolidated gross profit rose 15.2% to $73.8 million, from $64.1 million.
Consolidated operating income rose 20.8% to $21.3 million, from $17.6 million.
Net earnings rose 22.6% to $12.6 million.
Adjusted EBITDA rose 22.3% to $23.2 million, from $19.0 million.
Diluted earnings per share was $1.81, compared with $1.40 in the prior year quarter. Non-GAAP diluted earnings per share was $1.91, compared with $1.46 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes.
Fiscal Year to Date Results
For the nine months ended December 31, 2016 as compared to the nine months ended December 31, 2015:
Consolidated net sales rose 10.1% to $996.6 million, from $904.8 million.
Technology segment net sales rose 10.9% to $972.5 million, from $876.9 million.
Adjusted gross billings of product and services increased 13.8% to $1.32 billion.

Financing segment net sales decreased 13.6% to $24.1 million, from $27.9 million due to lower portfolio earnings and transactional gains.  However, gross profit grew 10.7%, or $2.0 million, to $20.7 million due to lower direct lease costs.
Consolidated gross profit rose 14.5% to $223.4 million, from $195.1 million.
Consolidated operating income rose 12.8% to $67.0 million, from $59.4 million.
During the second quarter of fiscal 2017, we received $0.4 million related to the dynamic random access memory ("DRAM") class action lawsuit, which claimed that manufacturers fixed the price for DRAM (a memory part that is sold as part of electronic devices), which was included in other income.
Net earnings rose 15.2% to $40.1 million, inclusive of non-operating income of $0.4 million relating to the Company's claim in the class action lawsuit mentioned above.  Our effective tax rate for the first nine months of fiscal 2017 was 40.5%, which includes a tax benefit of $0.5 million, or $0.07 per diluted share, related to the adoption of the new share-based compensation accounting standard.
Adjusted EBITDA rose 14.7% to $72.4 million, from $63.1 million.
Diluted earnings per share was $5.71, compared with $4.74 in the first nine months of fiscal 2016. Non-GAAP diluted earnings per share was $5.90, compared with $4.89 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax benefit of $0.5 million recognized in fiscal 2017.
Balance Sheet Highlights
As of December 31, 2016, ePlus had cash and cash equivalents of $69.7 million, compared with $94.8 million as of March 31, 2016.  The decrease is primarily the result of investments made in our financing portfolio, working capital required for the growth in our technology segment, a $77.7 million increase to $111.1 million of inventory committed to customer orders, and 328,481 shares bought under our share repurchase plan.  Deferred revenue increased $47.1 million to $67.3 million due to payments for the committed inventory.  Total stockholders' equity was $333.8 million and total shares outstanding were 7.1 million, compared with $318.9 million and shares outstanding of 7.4 million on March 31, 2016.
Summary and Outlook
"We are pleased with our results to date and believe we have set the stage for continued progress in fiscal 2018.   Our strategic plan includes investing in critical transformative solutions, leveraging our relationships with both strategic partners and emerging technology vendors to broaden our product lines, and expanding our services offerings and capabilities to provide superior business outcomes for our customers.  We will continue to focus on developing new and innovative solutions to capture customer spend, expand our geographic footprint, and ensure that we remain at the forefront of the latest technology innovations.

"At the same time, we continue to successfully execute on our acquisition strategy. IGX, which we acquired in December 2015, has enhanced our engineering delivery of advanced security and secured network solutions and has enabled us to win projects for our global customers that neither organization could have won independently.  The acquisition of the IT Services and integration business of Consolidated Communications Holdings, Inc., in December 2016 expands our reach to the upper Midwest, a new geography for ePlus, and enables us to market our advanced technology solutions to their long-standing client base.  We continue to evaluate additional acquisition candidates that expand our geographic footprint and deepen our expertise in high-growth areas, notably cloud, security, and digital infrastructure.
"We are pleased to announce that the Board has declared a two-for-one stock split.  We believe this action demonstrates our confidence in the Company's long-term growth strategy and future opportunities," Mr. Marron concluded.
Results of Operations – Three Months Ended December 31, 2016
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended December 31, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended December 31,
	2016	2015	Change
Sales of product and services	$317,391	$287,859	$29,532	10.3%
Fee and other income	915	1,506	(591)	(39.2%)
Net sales	318,306	289,365	28,941	10.0%

Cost of sales, product and services	251,729	231,503	20,226	8.7%

Gross profit	66,577	57,862	8,715	15.1%

Professional and other fees	1,216	1,608	(392)	(24.4%)
Salaries and benefits	40,155	35,043	5,112	14.6%
General and administrative	6,409	5,203	1,206	23.2%
Depreciation and amortization	1,908	1,327	581	43.8%
Interest and financing costs	-	10	(10)	(100.0%)
Operating expenses	49,688	43,191	6,497	15.0%

Operating income	$16,889	$14,671	$2,218	15.1%

Adjusted EBITDA	$18,797	$15,998	$2,799	17.5%

Net sales rose 10.0% to $318.3 million, from $289.4 million in the third quarter of fiscal 2016.
Adjusted gross billings of products and services grew 9.8% to $432.4 million, from $393.9 million in the third quarter of fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our largest corporate customers, and the acquisition of IGX in December 2015.
Gross margin on sales of product and services was 20.7%, up from 19.6% in the third quarter of fiscal 2016.  The increase in gross margin was due to shifts in our product revenue mix as we sold products with higher margins.
Operating expenses rose 15.0% to $49.7 million, from $43.2 million in the third quarter of fiscal 2016, reflecting increased amortization expenses associated with the acquisitions of IGX in December 2015 and Consolidated IT Services in December 2016.  Salaries and benefits also increased due to an increase in variable compensation and an increase of 107, or 10.6%, in personnel to 1,113 from 1,006, of which 48 relate to the acquisition of Consolidated IT Services.  The position additions included 95 sales and engineering positions with the remaining additions being administrative hires.
Segment operating income was $16.9 million, up 15.1% from $14.7 million in the third quarter of fiscal 2016.  Adjusted EBITDA increased 17.5% to $18.8 million for the quarter, from $16.0 million in the third quarter of fiscal 2016.
Financing Segment
The results of operations for the financing segment for the three months ended December 31, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended December 31,
	2016	2015	Change
Financing revenue	$8,190	$9,289	$ (1,099)	(11.8%)
Fee and other income	161	(10)	171	1,710.0%
Net sales	8,351	9,279	(928)	(10.0%)

Direct lease costs	1,142	3,081	(1,939)	(62.9%)

Gross profit	7,209	6,198	1,011	16.3%

Professional and other fees	181	274	(93)	(33.9%)
Salaries and benefits	2,230	2,329	(99)	(4.3%)
General and administrative	(31)	231	(262)	(113.4%)
Depreciation and amortization	2	4	(2)	(50.0%)
Interest and financing costs	409	386	23	6.0%
Operating expenses	2,791	3,224	(433)	(13.4%)

Operating income	$4,418	$2,974	$1,444	48.6%

Adjusted EBITDA	$4,420	$2,978	$1,442	48.4%

Net sales were $8.4 million, compared with $9.3 million in the third quarter of fiscal 2016, as a result of lower portfolio earnings and transactional gains, which was offset by higher post-contract earnings. Direct lease costs decreased $1.9 million or 62.9% due to a lower depreciation expense from operating leases.
Operating expenses decreased 13.4% over the previous year period, mainly due to a higher reserve for credit losses necessitated by an expansion of the financing portfolio in the comparable quarter last year.
Segment operating income and adjusted EBITDA both increased to $4.4 million from $3.0 million in the third quarter of fiscal 2016.
Results of Operations – Nine Months Ended December 31, 2016
Technology Segment
The results of operations for the technology segment for the nine months ended December 31, 2016 and 2015 were as follows (dollars in thousands):
	Nine Months Ended December 31,
	2016	2015	Change
Sales of product and services	$968,799	$871,814	$96,985	11.1%
Fee and other income	3,679	5,038	(1,359)	(27.0%)
Net sales	972,478	876,852	95,626	10.9%

Cost of sales, product and services	769,780	700,429	69,351	9.9%

Gross profit	202,698	176,423	26,275	14.9%

Professional and other fees	4,138	4,175	(37)	(0.9%)
Salaries and benefits	117,822	101,471	16,351	16.1%
General and administrative	19,335	16,653	2,682	16.1%
Depreciation and amortization	5,400	3,728	1,672	44.8%
Interest and financing costs	-	51	(51)	(100.0%)
Operating expenses	146,695	126,078	20,617	16.4%

Operating income	$56,003	$50,345	$5,658	11.2%

Adjusted EBITDA	$61,403	$54,073	$7,330	13.6%

Net sales rose 10.9% to $972.5 million, from $876.9 million in the first nine months of fiscal 2016.
Adjusted gross billings grew 13.8% to $1.32 billion, from $1.16 billion in the first nine months of fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our largest corporate and SLED customers, and the acquisition of IGX in December 2015.
Gross margin on sales of product and services was 20.5%, up from 19.7% in the first nine months of fiscal 2016.  The increase in gross margin was due to shifts in our product revenue mix as we sold products with higher margins and a higher proportion of sales of third party software assurance, maintenance and services, which are presented on a net basis.
Operating expenses rose 16.4% to $146.7 million, from $126.1 million in the first nine months of fiscal 2016, reflecting increased amortization expenses associated with the acquisitions of IGX in December 2015 and Consolidated IT Services in December 2016, as well as increased salaries and benefits due to increased variable compensation and a 10.6% increase in personnel to 1,113 from 1,006.
Segment operating income was $56.0 million, up 11.2% from $50.3 million in the first nine months of fiscal 2016.  Adjusted EBITDA increased 13.6% to $61.4 million, from $54.1 million in the first nine months of fiscal 2016.
The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the twelve months ended December 31, 2016 and 2015 were as follows:
	Twelve Months Ended December 31,
	2016	2015	Change
Technology	22%	23%	(1%)
State & Local Government & Educational Institutions	21%	23%	(2%)
Telecom, Media, and Entertainment	16%	14%	2%
Financial Services	12%	12%	-
Healthcare	11%	10%	1%
Other	18%	18%	-
Total	100%	100%

Financing Segment
The results of operations for the financing segment for the nine months ended December 31, 2016 and 2015 were as follows (dollars in thousands):
	Nine Months Ended December 31,
	2016	2015	Change
Financing revenue	$23,899	$27,914	$ (4,015)	(14.4%)
Fee and other income	245	30	215	716.7%
Net sales	24,144	27,944	(3,800)	(13.6%)

Direct lease costs	3,459	9,256	(5,797)	(62.6%)

Gross profit	20,685	18,688	1,997	10.7%

Professional and other fees	780	738	42	5.7%
Salaries and benefits	6,657	6,855	(198)	(2.9%)
General and administrative	1,089	737	352	47.8%
Depreciation and amortization	8	11	(3)	(27.3%)
Interest and financing costs	1,158	1,320	(162)	(12.3%)
Operating expenses	9,692	9,661	31	0.3%

Operating income	$10,993	$9,027	$1,966	21.8%

Adjusted EBITDA	$11,001	$9,038	$1,963	21.7%

Net sales were $24.1 million, compared with $27.9 million in the first nine months of fiscal 2016.  The decrease was a result of lower portfolio earnings and transactional gains, which was offset by higher post-contract earnings. Direct lease costs decreased $5.8 million or 62.6% due to a lower depreciation expense from operating leases.
Operating expenses were consistent with the prior year as a higher reserve for credit losses were offset by lower salaries and benefits, and interest and financing costs. Segment operating income and adjusted EBITDA both increased to $11.0 million from $9.0 million in the first nine months of fiscal 2016.
Recent Corporate Developments
•
On January 24, 2017, ePlus announced that it is hosting a presentation with Ingram Micro at the HIMSS annual conference in February, 2017 to explore "The Compelling Case for Improving Healthcare IT Security."

•
On January 12, 2017, ePlus announced that it has been selected as the 2016 Major National Partner of the Year by Veeam® Software, the innovative provider of solutions that deliver Availability for the Always-On Enterprise™.

•	On January 10, 2017, ePlus announced a long-term partnership with veteran training organization, Tech Qualled, to help U.S. Military veterans secure jobs in the IT industry.
•	On January 4, 2017, ePlus announced that it designed and deployed a full technology infrastructure upgrade for Garrett Regional Medical Center.
•
On December 27, 2016 ePlus announced that it has successfully completed its Type 2 SSAE 16 (Statement on Standards for Attestation Engagements) examination for its Managed Services Center and OneSource family of software products that provide information technology acquisition, asset management, procurement and catalog management software services.

•
On December 6, 2016, ePlus announced that its subsidiary, ePlus Technology, inc., acquired the IT Services equipment and integration business of Consolidated Communications Holdings, Inc. (NASDAQ: CNSL).

•	On November 28, 2016 ePlus announced that it will be presenting at the HPE Discover Conference being held November 29 – December 1 at the ExCel in London.
•
On November 17, 2016 ePlus launched its CyberSecurity Management Program, a programmatic security service that allows organizations to establish, implement, maintain and improve their cybersecurity processes.

•	On November 16, 2016, ePlus announced that its subsidiary, ePlus Technology, inc., was named Cisco's Americas Enterprise Networks Partner of the Year and US Nationals Services Partner of the Year.

Conference Call Information
ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 2, 2017:
Date:	Thursday, February 2, 2017
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	47712503 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through February 10, 2017.
About ePlus inc.
ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.
Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and fluctuations in foreign currency rates, and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases or put downward pressure on prices, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to achieve customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team and/or failure to implement succession plans; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2016	March 31, 2016
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$69,677	$94,766
Accounts receivable—trade, net	297,460	234,628
Accounts receivable—other, net	34,183	41,771
Inventories—net	111,076	33,343
Financing receivables—net, current	65,945	56,448
Deferred costs	6,418	6,371
Other current assets	4,035	10,649
Total current assets	588,794	477,976

Financing receivables and operating leases—net	74,490	75,906
Property, equipment and other assets	11,704	8,644
Goodwill and other intangible assets—net	61,690	54,154
TOTAL ASSETS	$736,678	$616,680

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$121,562	$76,780
Accounts payable—floor plan	120,854	121,893
Salaries and commissions payable	17,412	14,981
Deferred revenue	63,665	18,344
Recourse notes payable—current	1,605	2,288
Non-recourse notes payable—current	41,785	26,042
Other current liabilities	15,842	13,118
Total current liabilities	382,725	273,446

Recourse notes payable—long term	-	1,054
Non-recourse notes payable—long term	10,608	18,038
Deferred tax liability—net	3,075	3,001
Other liabilities	6,475	2,263
TOTAL LIABILITIES	402,883	297,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,310 issued and 7,080 outstanding at December 31, 2016 and 13,237 issued and 7,365 outstanding at March 31, 2016	133	132
Additional paid-in capital	122,031	117,511
Treasury stock, at cost, 6,230 and 5,872 shares, at December 31, 2016 and March 31, 2016, respectively	(158,948)	(129,518)
Retained earnings	371,290	331,224
Accumulated other comprehensive income—foreign currency translation adjustment	(711)	(471)
Total Stockholders' Equity	333,795	318,878
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$736,678	$616,680

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in thousands, except per share data)

Net sales	$326,657	$298,644	$996,622	$904,796
Cost of sales	252,871	234,584	773,239	709,685
Gross profit	73,786	64,060	223,383	195,111

Professional and other fees	1,397	1,882	4,918	4,913
Salaries and benefits	42,385	37,372	124,479	108,326
General and administrative expenses	6,378	5,434	20,424	17,390
Depreciation and amortization	1,910	1,331	5,408	3,739
Interest and financing costs	409	396	1,158	1,371
Operating expenses	52,479	46,415	156,387	135,739

OPERATING INCOME	21,307	17,645	66,996	59,372

Other income	-	-	380	-

EARNINGS BEFORE PROVISION FOR INCOME TAXES	21,307	17,645	67,376	59,372

PROVISION FOR INCOME TAXES	8,687	7,348	27,310	24,582

NET EARNINGS	$12,620	$10,297	$40,066	$34,790

NET EARNINGS PER COMMON SHARE—BASIC	$1.83	$1.41	$5.77	$4.79
NET EARNINGS PER COMMON SHARE—DILUTED	$1.81	$1.40	$5.71	$4.74

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	6,896	7,280	6,946	7,260
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	6,960	7,329	7,013	7,336

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)

GAAP: Sales of product and services	$317,391	$287,859	$968,799	$871,814
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	115,016	106,063	348,389	285,513
Non-GAAP adjusted gross billings of product and services	$432,407	$393,922	$1,317,188	$1,157,327

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)

GAAP: Net earnings	$12,620	$10,297	$40,066	$34,790
Plus: Provision for income taxes	8,687	7,348	27,310	24,582
Plus: Depreciation and amortization [1]	1,910	1,331	5,408	3,739
Less: Other income [2]	-	-	(380)	-
Non-GAAP: Adjusted EBITDA	$23,217	$18,976	$72,404	$63,111

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Technology Segment
Operating income	$16,889	$14,671	$56,003	$50,345
Plus: Depreciation and amortization [1]	1,908	1,327	5,400	3,728
Adjusted EBITDA	$18,797	$15,998	$61,403	$54,073

Financing Segment
Operating income	$4,418	$2,974	$10,993	$9,027
Plus: Depreciation and amortization [1]	2	4	8	11
Adjusted EBITDA	$4,420	$2,978	$11,001	$9,038

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$21,307	$17,645	$67,376	$59,372
Plus: Acquisition related amortization expense [3]	1,035	680	3,098	1,793
Less: Other income [2]	-	-	(380)	-
Non-GAAP: Earnings before provision for income taxes	22,342	18,325	70,094	61,165
Non-GAAP: Provision for income taxes [4]	9,048	7,631	28,711	25,325
Non-GAAP: Net earnings	$13,294	$10,694	$41,383	$35,840

GAAP net earnings per common share – diluted	$1.81	$1.40	$5.71	$4.74
Non-GAAP net earnings per common share – diluted	$1.91	$1.46	$5.90	$4.89

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Gain on a class action claim during the nine months ended December 31, 2016.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Non-GAAP provision for income taxes is calculated based on the effective tax rate for the non-GAAP adjustments. For comparative purposes, the non-GAAP provision for income taxes for the three and nine months ended December 31, 2016 excludes the tax benefit of $6 thousand and $514 thousand, respectively, associated with adopting the stock-based compensation accounting standard.